Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Quarterly Financial and Operating Results; Raises Quarterly Cash Distribution to $0.54 Per Unit; and Updates Guidance

TULSA, OKLAHOMA, July 26, 2019 —  Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported financial and operating results for the quarter ended June 30, 2019 (the "2019 Quarter").  Total revenues increased slightly to $517.1 million in the 2019 Quarter compared to $516.1 million for the quarter ended June 30, 2018 (the "2018 Quarter").  Net income attributable to ARLP for the 2019 Quarter declined to $58.1 million, or $0.44 per basic and diluted limited partner unit, compared to $86.2 million, or $0.64 per basic and diluted limited partner unit, for the 2018 Quarter.  EBITDA in the 2019 Quarter of $145.7 million was also lower compared to $168.3 million in the 2018 Quarter. (Unless otherwise noted, all references in this release to "net income" refer to "net income attributable to ARLP."  For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

ARLP also announced today that the Board of Directors of its general partner increased the cash distribution to unitholders for the 2019 Quarter to $0.54 per unit (an annualized rate of $2.16 per unit), payable on August 14, 2019 to all unitholders of record as of the close of trading on August 7, 2019.  The announced distribution represents a 3.8% increase over the cash distribution of $0.52 per unit for the 2018 Quarter and a 0.9% increase over the cash distribution of $0.535 per unit for the quarter ended March 31, 2019 (the "Sequential Quarter").

"Mild temperatures, swollen rivers and declining natural gas prices led to lower coal demand in the 2019 Quarter. Flooding and high water continued to delay approximately 500,000 tons of planned export shipments in the 2019 Quarter, which we expect will be shipped in the second half of the year," said Joseph W. Craft III, Chairman, President and Chief Executive Officer. "Operating cost per ton sold for the 2019 Quarter was impacted primarily by lower production due to two longwall moves, one at our Hamilton mine in the Illinois Basin and the other at our Tunnel Ridge mine in the Appalachia region, as well as our previously announced delay of ARLP’s planned growth ramp for Illinois Basin production intended for sale in the export market. An unexpected $4.8 million non-cash accrual was also booked in the 2019 Quarter as a result of a mid-year actuarial adjustment for workers’ compensation expense."

Mr. Craft added, "As expected, our oil and gas minerals segment delivered double digit Segment Adjusted EBITDA growth compared to both the 2018 Quarter and the Sequential Quarter. We are on track to close the previously announced $145 million Wing acquisition early next month which

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will increase our ownership position in the prolific liquids rich Midland Basin and add to our earnings in 2019 and beyond."

Consolidated Financial Results

Three Months Ended June 30, 2019 Compared to Three Months Ended June 30, 2018

Coal Operations –

Reflecting lower coal sales volumes and prices, coal sales revenues for the 2019 Quarter decreased 3.1% to $461.3 million, compared to $475.9 million for the 2018 Quarter.  Coal sales volumes declined 2.6% to 10.2 million tons as persistent, weather-related transportation issues resulted in the delay of approximately 500,000 tons out of 750,000 tons of planned coal shipments deferred from the first quarter of 2019 while the 2018 Quarter benefited from the fulfillment of 1.4 million tons of shipments delayed in the first quarter of 2018.  Coal sales price realizations declined slightly in the 2019 Quarter to $45.16 per ton sold, compared to $45.38 per ton sold during the 2018 Quarter.  Production volumes increased 3.3% compared to the 2018 Quarter to 10.0 million tons, primarily due to increased production from the addition of two mining units at our River View mine, strong performance at our Tunnel Ridge mine and a full quarter of production from our Gibson North mine, which resumed operations in the 2018 Quarter. Transportation revenues and expenses increased to $32.6 million in the 2019 Quarter from $27.5 million in the 2018 Quarter primarily due to higher shipping costs for coal exported to international markets.

Total Segment Adjusted EBITDA Expense per ton increased 4.6% in the 2019 Quarter to $31.11 per ton, compared to $29.73 per ton in the 2018 Quarter, due to a longwall move at our Hamilton mine, lower recoveries at our River View mine due to adverse geological conditions, mid-year actuarial adjustments to workers' compensation expense in both regions and increased labor expenses per ton in the Illinois Basin.  Lower coal sales revenues and higher expenses in the 2019 Quarter led total Segment Adjusted EBITDA from our coal operations to decline 12.8% to $154.2 million, compared to $176.8 million for the 2018 Quarter.  (For a definition of Segment Adjusted EBITDA, Segment Adjusted EBITDA Expense and related reconciliation to comparable GAAP financial measures, please see the end of this release.)

Minerals  –

For the 2019 Quarter, our mineral interests contributed total revenues of $12.4 million, which includes oil & gas royalty revenues and lease bonuses reflected in other revenues.  Including equity income from our AllDale III investment, ARLP’s mineral segment contributed Segment Adjusted EBITDA of $11.1 million to results for the 2019 Quarter, compared to a contribution of $4.7 million in the 2018 Quarter.  (Following the AllDale acquisition, results related to the mineral interests controlled by ARLP are included in our consolidated results while activity related to our limited partner interest in AllDale III continues to be reflected as equity method investment income.  Please see ARLP Press Release dated January 3, 2019 for a full description of the AllDale acquisition.)

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As a result of the redemption by Kodiak Gas Services, LLC ("Kodiak") of our preferred equity interest for $135.0 million cash in the Sequential Quarter, ARLP did not realize equity securities income in the 2019 Quarter, compared to $3.9 million in the 2018 Quarter.

Compared to the 2018 Quarter, depreciation, depletion and amortization increased 6.6% to $76.9 million primarily due to depletion from production of our oil & gas royalty interests in the 2019 Quarter.

Six Months Ended June 30, 2019 Compared to Six Months Ended June 30, 2018

Total revenues, excluding transportation revenues, increased 5.9% to $980.8 million for the six months ended June 30, 2019 (the “2019 Period”), compared to $925.9 million for the six months ended June 30, 2018 (the “2018 Period”), primarily due to increased coal sales volumes, higher coal sales prices and the addition of oil & gas royalty revenues in the 2019 Period.  Higher revenues, combined with the contribution of our minerals segment, including a $170.0 million non-cash net gain related to the AllDale acquisition, and the redemption of our preferred interest in Kodiak led to increased net income, which rose 38.2% to $334.5 million for the 2019 Period, or $2.57 per basic and diluted limited partner unit, compared to $242.1 million, or $1.80 per basic and diluted limited partner unit, for the 2018 Period.  EBITDA also increased 27.1% in the 2019 Period to $504.5 million compared to $396.8 million in the 2018 Period.  Excluding the 2019 Period impact of the gain related to the AllDale acquisition and an $80.0 million net gain on settlement of litigation in the 2018 Period (each described in more detail below), Adjusted EBITDA increased 5.6% to $334.6 million in the 2019 Period, compared to $316.8 million for the 2018 Period.  (For a definition of Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

Coal Operations –

Due to increased coal sales volumes and prices, coal sales revenues for the 2019 Period increased 4.2% to $937.3 million, compared to $899.5 million for the 2018 Period.  For the 2019 Period, strong performance at our Tunnel Ridge mine, increased volumes from our River View mine due to the additional two production units previously mentioned and the resumption of operations in the 2018 Quarter at our Gibson North mine drove coal sales volumes up by 3.3% to 20.5 million tons and production volumes higher by 5.8% to 21.4 million tons, both as compared to the 2018 Period. Total coal sales volumes benefited from increased domestic shipments offset in part by a reduction in export volumes due to weather disruptions throughout the first half of 2019.  Coal sales price realizations increased 0.9% to $45.64 per ton sold in the 2019 Period, compared to $45.23 per ton sold during the 2018 Period.  Transportation revenues and expenses increased to $62.9 million in the 2019 Period from $47.3 million in the 2018 Period primarily due to increased transportation cost of coal shipped to international markets.

Total Segment Adjusted EBITDA Expense per ton for our coal operations increased 1.3% in the 2019 Period to $30.13 per ton, compared to $29.73 per ton in the 2018 Period, primarily due to increased workers’ compensation expense and increased labor and materials and supplies expenses per ton at certain mines in addition to a longwall move in the 2019 Period at our Hamilton mine.  Expenses per ton benefited from a higher production and sales

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mix from our lower cost per ton mines in addition to a strong production performance at Tunnel Ridge mentioned above.

Increased coal sales revenues drove Segment Adjusted EBITDA from our coal operations higher to $338.8 million for the 2019 Period, compared to $334.7 million for the 2018 Period.

Minerals –

For the 2019 Period, our mineral interests contributed total revenues of $23.2 million which includes oil & gas royalty revenues and lease bonuses reflected in other revenues.  We also recorded in the 2019 Period a non-cash acquisition gain of $177.0 million, of which $7.1 million was attributable to noncontrolling interest, to reflect the fair value of the interests in AllDale I and II we already owned at the time of the AllDale acquisition.  Inclusive of this gain, our minerals segment contributed $174.6 million to ARLP’s net income, compared to $8.2 million for the 2018 Period.  Excluding the impact of the acquisition gain, Segment Adjusted EBITDA related to oil & gas royalties increased to $20.2 million for the 2019 Period, compared to $8.2 million for the 2018 Period.

ARLP's equity securities income increased $5.3 million in the 2019 Period compared to the 2018 Period primarily as a result of an $11.5 million cash premium received upon the early redemption of our preferred equity interest in Kodiak in the Sequential Quarter.

In the 2018 Period, ARLP finalized an agreement with a customer and certain of its affiliates to settle litigation we initiated in 2015.  The settlement agreement provided for a $93.0 million cash payment to ARLP, future conditional coal supply commitments, continued export trans-loading capacity for our Appalachian mines and the acquisition of 57 million tons of additional coal reserves near our Tunnel Ridge operation.  A settlement gain of $80.0 million was recorded in the 2018 Period reflecting the cash payment received net of certain costs associated with the gain.

Compared to the 2018 Period, depreciation, depletion and amortization increased 10.5% to $148.1 million primarily due to increased coal sales volumes and depletion from production of our oil & gas royalty interests in the 2019 Period.

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Segment Results and Analysis

			% Change
	2019 Second	2018 Second	Quarter /	2019 First	% Change
(in millions, except per ton and per BOE data)	Quarter	Quarter	Quarter	Quarter	Sequential

Coal Operations

Illinois Basin
Tons sold	7.567	7.820	(3.2)%	7.673	(1.4)%
Coal sales price per ton (1)	$39.91	$39.70	0.5%	$41.35	(3.5)%
Segment Adjusted EBITDA Expense per ton (2)	$27.53	$25.94	6.1%	$25.73	7.0%
Segment Adjusted EBITDA (2)	$96.1	$112.0	(14.2)%	$122.7	(21.7)%

Appalachia
Tons sold	2.649	2.666	(0.6)%	2.648	—%
Coal sales price per ton (1)	$59.63	$61.10	(2.4)%	$59.46	0.3%
Segment Adjusted EBITDA Expense per ton (2)	$39.68	$38.84	2.2%	$37.67	5.3%
Segment Adjusted EBITDA (2)	$53.8	$60.1	(10.5)%	$58.7	(8.3)%

Total Coal
Tons sold	10.216	10.488	(2.6)%	10.321	(1.0)%
Coal sales price per ton (1)	$45.16	$45.38	(0.5)%	$46.12	(2.1)%
Segment Adjusted EBITDA Expense per ton (2)	$31.11	$29.73	4.6%	$29.17	6.7%
Segment Adjusted EBITDA (2)	$154.2	$176.8	(12.8)%	$184.6	(16.5)%

Minerals (3)
Volume - BOE	0.274	—	n/m	0.252	8.7%
Volume - oil percentage of BOE	53.7%	—	n/m	53.2%	0.9%
Average sales price - BOE (4)	$43.52	$—	n/m	$41.20	5.6%
Segment Adjusted EBITDA Expense (2)	$1.77	$—	n/m	$1.83	(3.4)%
Segment Adjusted EBITDA (2), (3)	$11.1	$4.7	n/m	$9.1	21.5%

Consolidated Total (5)
Total revenues	$517.1	$516.1	0.2%	$526.6	(1.8)%
Segment Adjusted EBITDA Expense (2)	$319.6	$311.8	2.5%	$302.9	5.5%
Segment Adjusted EBITDA (2)	$165.3	$185.3	(10.8)%	$206.6	(20.0)%

n/m - Percentage change not meaningful.

(1)	Coal sales price per ton is defined as total coal sales divided by total tons sold.
(2)

For definitions of Segment Adjusted EBITDA Expense and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.  Segment Adjusted EBITDA Expense per ton is defined as Segment Adjusted EBITDA Expense – Coal (as reflected in the reconciliation table at the end of this release) divided by total tons sold.

(3)

We restructured our reportable segments in 2019 to include our consolidated oil & gas mineral interests held by AllDale I & II and our equity method investment in AllDale Minerals III, LP (collectively with AllDale I & II, the "AllDale Partnerships") in a new Minerals reportable segment.  The 2018 Quarter includes equity method investment income from the AllDale Partnerships prior to the AllDale  acquisition.

(4)

Average sales price - BOE is defined as royalty revenues excluding lease bonus revenue divided by total barrels of oil equivalent ("BOE").  BOE is calculated on a 6:1 basis (6,000 cubic feet of natural gas to one barrel of oil).

(5)	Total reflects consolidated results, which include our other and corporate category and eliminations in addition to the Illinois Basin, Appalachia and Minerals segments highlighted above.

Tons sold in the 2019 Quarter decreased 3.2% in the Illinois Basin compared to the 2018 Quarter as a result of lower volumes at our Hamilton and Gibson South mines due to reduced export sales as well as fulfillments in the 2018 Quarter of delayed first quarter 2018 shipments, partially offset by increased domestic sales volumes from our Gibson North and River View mines.  Primarily due to lower export sales volumes in the 2019 Quarter, Illinois Basin coal sales tons also decreased 1.4% compared to the Sequential Quarter.  In Appalachia, sales volumes in the 2019 Quarter were

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consistent with both the 2018 and Sequential Quarters.  ARLP ended the 2019 Quarter with total coal inventory of 1.6 million tons, an increase of 0.5 million tons compared to the end of the 2018 Quarter and a decrease of 0.1 million tons compared to the end of the Sequential Quarter.

Illinois Basin coal sales price per ton sold in the 2019 Quarter decreased 3.5% as compared to the Sequential Quarter reflecting both lower domestic and export sales prices due to weakened market conditions.  In Appalachia, coal sales price per ton decreased 2.4% compared to the 2018 Quarter due to decreased export volumes and price realizations at our Mettiki mine, partially offset by increased domestic prices from our MC Mining operation.

In the Illinois Basin, Segment Adjusted EBITDA Expense per ton increased 6.1% and 7.0% compared to the 2018 and Sequential Quarters, respectively, primarily due to a longwall move at our Hamilton mine as well as reduced recoveries and per ton cost increases for labor and materials and supplies expenses at our River View mine during the 2019 Quarter.  In Appalachia, Segment Adjusted EBITDA Expense per ton increased 2.2% compared to the 2018 Quarter as a result of reduced recoveries across the region offset partially by strong production at our Tunnel Ridge mine.  Sequentially, Segment Adjusted EBITDA Expense per ton in Appalachia increased 5.3% due to adverse geology encountered at the start of a new panel following a longwall move at our Tunnel Ridge mine in the 2019 Quarter.  Compared to the 2018 and Sequential Quarters, both regions were also impacted by increased workers’ compensation expense in the 2019 Quarter primarily due to the impact of lower discount rates on mid-year actuarial adjustments.  In addition, reduced production during seasonal vacation down-time in the 2019 Quarter also increased Segment Adjusted EBITDA Expense per ton compared to the Sequential Quarter.

Total Segment Adjusted EBITDA compared to the 2018 Quarter benefited from the AllDale acquisition in the Sequential Quarter.  Segment Adjusted EBITDA from our Minerals segment increased by $6.4 million and $2.0 million compared to the 2018 and Sequential Quarters, respectively.

Market Update and Outlook

"The thermal coal markets, both domestic and export, have experienced significant volatility over the past two months," said Mr. Craft.  "In the U.S., mild weather has reduced overall power demand while low natural gas prices and competition from subsidized renewables have been a drag on coal-fired generation.  These conditions have allowed eastern utilities to replenish stockpiles to levels that may neutralize the current weather-induced increase in demand.  As such, we are expecting limited spot coal purchases over the balance of 2019.  The international markets also remain under pressure as mild weather, weak power generation, low LNG prices and excessive coal inventories at European ports have contributed to reduced pricing for seaborne thermal coal.  Over the past month export prices have been rising, however, signaling better opportunities for the second half of 2019."

"ARLP is evaluating the appropriate action to take for the balance of the year in light of this uncertain market environment.  As a result, we have widened our estimated range for coal volumes in ARLP’s updated 2019 guidance provided below.  At the mid-point, we now expect to produce and sell approximately 41.6 million tons in 2019, two million tons below the targets discussed in our last earnings release. The weakness in the market has most of the coal industry contemplating

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their own production scenarios, some of which could provide opportunity for ARLP.  Fortunately, our low-cost, strategically located coal operations will allow ARLP to mitigate the impact of these near term challenges by adjusting our operating schedules up or down as necessary while at the same time positioning us to take advantage of opportunities that may materialize."

Mr. Craft continued, "Looking to our oil & gas royalty platform, we continue to be pleased with the performance of this segment of ARLP’s business.  Minerals production and Segment Adjusted EBITDA increased 8.7% and 21.5%, respectively, over the Sequential Quarter and the expected contribution to ARLP’s 2019 full-year results from our existing royalty interests remains intact.  With the expected closing next month of the recently announced transaction to acquire an additional 9,000 net royalty acres in the Midland Basin portion of the Permian, we anticipate increased contribution to 2019 results from our minerals segment and believe this new business platform will deliver long-term growth in cash flow and value for ARLP unitholders. "

In conclusion, Mr. Craft said, "Although we currently anticipate ARLP’s full-year 2019 results will be below our original expectations, we remain on track to produce and sell record tonnage this year and continue to believe we are well positioned to successfully navigate the current challenging conditions until markets improve.  We are also confident that ARLP will generate distributable cash flow in 2019 to support the announced increase to our quarterly unitholder distribution while maintaining a comfortable coverage ratio."

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ARLP is updating its 2019 full-year guidance for its operating and investment activities as follows:

2019 Full Year Guidance

Coal

Volumes (Million Short Tons)
Illinois Basin Production	30.5 — 31.5
Appalachia Production	10.3 — 10.8
Total Coal Production	40.8 — 42.3

Illinois Basin Sales Tons	30.5 — 31.6
Appalachia Sales Tons	10.3 — 10.8
Total Sales Tons	40.8 — 42.4

Committed & Priced Sales Tons
2019 — Domestic	31.4
2019 — Export	7.8
2020 — Domestic	23.8
2020 — Exports	0.1

Per Ton Estimates
Coal Sales Price per ton sold (1)	~ $44.75 — $45.25
Segment Adjusted EBITDA Expense per ton sold (2)	~ $29.20 — $30.20
Segment Adjusted EBITDA per ton sold (2)	~ $15.80 — $16.00

Minerals

Net Average Daily Production (BOE/d)	3,400 — 3,600
Percentage Oil	~ 59.0%
Production and Ad Valorem Taxes (% of Revenue)	~6.1%
EBITDA (3) contribution from Minerals (4) – excluding AllDale Gain (5)	$37.0 — $47.0 million

Consolidated
Revenues (Excluding Transportation Revenues)	$1.91 — $2.00 billion
EBITDA (3) — excluding AllDale Gain (5)	$625.0 — $665.0 million
Net Income Attributable to ARLP	$432.5 — $472.5 million
Depreciation, depletion and amortization	$310.0 — $320.0 million
Capital Expenditures and Investments (6)	$345.0 — $375.0 million

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)

For definitions of Segment Adjusted EBITDA Expense and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.  Segment Adjusted EBITDA Expense per ton excludes Minerals and Segment Adjusted EBITDA per ton excludes Minerals and equity securities income.

(3)	For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.
(4)

The estimated EBITDA contribution from Minerals is subject to a number of factors including estimated drilling activity, oil and gas production volumes and price realizations, each of which is subject to change.

(5)

In the first quarter of 2019, ARLP recorded a non-cash gain on acquisition of $170.0 million, net of $7.1 million allocated to noncontrolling interest, to reflect the fair value of its previous investments in the AllDale I and II partnerships.

(6)

Capital expenditures in 2019 are primarily related to maintenance capital expenditures for ARLP’s coal operations, including $35.0 - $40.0 million for development of the Excel Mine No. 5, and $45.0 - $50.0 million of growth capital to support future production increases at our River View and Gibson South mines.  Considering its current five-year planning horizon, ARLP is estimating total average maintenance capital expenditures for its coal operations of approximately $5.57 per ton produced for long-term distribution planning purposes.

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A conference call regarding ARLP's 2019 Quarter financial results is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (877) 506-1589 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call.  Canadian callers should dial (855) 669-9657 and all other international callers should dial (412) 317-5240 and request to be connected to the same call.  Investors may also listen to the call via the "investor information" section of ARLP's website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial US Toll Free (877) 344-7529; International Toll (412) 317-0088; Canada Toll Free (855) 669-9658 and request to be connected to replay access code 10133360.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to gross income, gain or loss that is effectively connected with a United States trade or business.  Accordingly, ARLP's distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified natural resource company that generates income from coal production and oil and gas mineral interests located in strategic producing regions across the United States.

ARLP currently produces coal from eight mining complexes it operates in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP also operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.  ARLP markets its coal production to major domestic and international utilities and industrial users and is currently the second largest coal producer in the eastern United States.

ARLP generates royalty income from mineral interests it owns in premier oil and gas producing regions in the United States, primarily the Anadarko, Permian, Williston and Appalachian basins.

In addition, ARLP also generates income from a variety of other sources.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission ("SEC"), are available at http://www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  We have included more information below regarding business risks that could affect our results.

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FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  These risks, uncertainties and contingencies include, but are not limited to, the following: changes in coal prices, which could affect our operating results and cash flows; changes in competition in domestic and international coal markets and our ability to respond to such changes; legislation, regulations, and court decisions and interpretations thereof, both domestic and foreign, including those relating to the environment and the release of greenhouse gases, mining, miner health and safety and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; risks associated with the expansion of our operations and properties; our ability to identify and complete acquisitions; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume or terms to existing coal supply agreements; changing global economic conditions or in industries in which our customers operate; recent action and the possibility of future action on trade made by United States and foreign governments; the effect of new tariffs and other trade measures; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; fluctuations in coal demand, prices and availability; changes in oil & gas prices, which could, among other things, affect our investments in oil & gas mineral interests; our productivity levels and margins earned on our coal sales; decline in or change in the coal industry's share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity, such as natural gas, nuclear energy and renewable fuels; changes in raw material costs; changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with post-mine reclamation and workers' compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, mine fires, mine floods or other interruptions; results of litigation, including claims not yet asserted; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal reserves; uncertainties in estimating and replacing our oil & gas reserves; uncertainties in the amount of oil & gas production due to the level of drilling and completion activity by the operators of our oil & gas properties; a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation in the commercial insurance property program; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

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Additional information concerning these and other factors can be found in ARLP's public periodic filings with the SEC, including ARLP's Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 22,  2019 and ARLP's Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed on May 6, 2019 with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Tons Sold	10,216	10,488	20,537	19,886
Tons Produced	10,036	9,714	21,359	20,196
Mineral Interest Volumes (BOE)	274	—	526	—

SALES AND OPERATING REVENUES:
Coal sales	$461,310	$475,925	$937,326	$899,535
Oil & gas royalties	11,892	—	22,285	—
Transportation revenues	32,630	27,532	62,868	47,317
Other revenues	11,222	12,680	21,177	26,407
Total revenues	517,054	516,137	1,043,656	973,259

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	314,273	311,201	617,001	588,439
Transportation expenses	32,630	27,532	62,868	47,317
Outside coal purchases	5,311	68	5,311	1,442
General and administrative	19,521	17,026	37,333	33,677
Depreciation, depletion and amortization	76,913	72,150	148,052	133,998
Settlement gain	—	—	—	(80,000)
Total operating expenses	448,648	427,977	870,565	724,873

INCOME FROM OPERATIONS	68,406	88,160	173,091	248,386

Interest expense, net	(10,711)	(9,955)	(22,133)	(20,813)
Interest income	138	24	229	89
Equity method investment income	550	4,839	874	8,575
Equity securities income	—	3,854	12,906	7,578
Acquisition gain	—	—	177,043	—
Other expense	(13)	(542)	(142)	(1,389)
INCOME BEFORE INCOME TAXES	58,370	86,380	341,868	242,426

INCOME TAX EXPENSE (BENEFIT)	186	3	80	(7)

NET INCOME	58,184	86,377	341,788	242,433

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(114)	(187)	(7,290)	(335)

NET INCOME ATTRIBUTABLE TO ARLP	$58,070	$86,190	$334,498	$242,098

NET INCOME ATTRIBUTABLE TO ARLP
GENERAL PARTNER	$—	$—	$—	$1,560
LIMITED PARTNERS	$58,070	$86,190	$334,498	$240,538

BASIC AND DILUTED NET INCOME OF ARLP PER LIMITED PARTNER UNIT	$0.44	$0.64	$2.57	$1.80

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	128,391,191	131,279,910	128,271,158	131,050,836

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	June 30,	December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$55,215	$244,150
Trade receivables	178,128	174,914
Other receivables	628	395
Inventories, net	84,661	59,206
Advance royalties, net	1,274	1,274
Prepaid expenses and other assets	11,592	20,747
Total current assets	331,498	500,686
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	3,496,144	2,925,808
Less accumulated depreciation, depletion and amortization	(1,584,513)	(1,513,450)
Total property, plant and equipment, net	1,911,631	1,412,358
OTHER ASSETS:
Advance royalties, net	52,911	42,923
Equity method investments	28,672	161,309
Equity securities	—	122,094
Goodwill	136,399	136,399
Operating lease right-of-use assets	20,421	—
Other long-term assets	21,189	18,979
Total other assets	259,592	481,704
TOTAL ASSETS	$2,502,721	$2,394,748

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$108,116	$96,397
Accrued taxes other than income taxes	17,507	16,762
Accrued payroll and related expenses	42,484	43,113
Accrued interest	5,154	5,022
Workers' compensation and pneumoconiosis benefits	11,270	11,137
Current finance lease obligations	38,214	46,722
Current operating lease obligations	5,554	—
Other current liabilities	18,734	19,718
Current maturities, long-term debt, net	78,144	92,000
Total current liabilities	325,177	330,871
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	467,141	564,004
Pneumoconiosis benefits	73,607	68,828
Accrued pension benefit	40,841	43,135
Workers' compensation	45,422	41,669
Asset retirement obligations	132,414	127,655
Long-term finance lease obligations	2,549	10,595
Long-term operating lease obligations	14,806	—
Other liabilities	21,285	20,304
Total long-term liabilities	798,065	876,190
Total liabilities	1,123,242	1,207,061

PARTNERS' CAPITAL:
ARLP Partners' Capital:
Limited Partners - Common Unitholders 128,391,191 and 128,095,511 units outstanding, respectively	1,417,962	1,229,268
Accumulated other comprehensive loss	(50,573)	(46,871)
Total ARLP Partners' Capital	1,367,389	1,182,397
Noncontrolling interest	12,090	5,290
Total Partners' Capital	1,379,479	1,187,687
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,502,721	$2,394,748

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES	$301,703	$373,244

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(165,627)	(120,646)
Increase in accounts payable and accrued liabilities	4,442	2,376
Proceeds from sale of property, plant and equipment	701	477
Contributions to equity method investments	—	(11,400)
Distributions received from investments in excess of cumulative earnings	2,358	1,191
Payment for acquisition of business, net of cash acquired	(175,060)	—
Escrow payment for Wing acquisition	(10,875)	—
Cash received from redemption of equity securities	134,288	—
Net cash used in investing activities	(209,773)	(128,002)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	118,000	112,600
Payments under securitization facility	(135,000)	(123,500)
Proceeds from equipment financing	10,000	—
Payments on equipment financing	(253)	—
Borrowings under revolving credit facilities	90,000	70,000
Payments under revolving credit facilities	(195,000)	(100,000)
Payments on finance lease obligations	(16,554)	(14,952)
Payments for purchases of units under unit repurchase program	(5,251)	(7,639)
Net settlement of withholding taxes on issuance of units in deferred compensation plans	(7,817)	(2,081)
Cash contribution by General Partner	—	41
Cash contribution by affiliated entity	—	2,142
Cash obtained in Simplification Transactions	—	1,139
Distributions paid to Partners	(138,500)	(137,443)
Other	(490)	(1,080)
Net cash used in financing activities	(280,865)	(200,773)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(188,935)	44,469

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	244,150	6,756

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$55,215	$51,225

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Reconciliation of GAAP "net income attributable to ARLP" to non-GAAP "EBITDA,"  "Adjusted EBITDA" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA modified for certain items that may not reflect the trend of future results, such as settlement gains and acquisition gains.  Distributable cash flow ("DCF") is defined as Adjusted EBITDA excluding interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, Adjusted EBITDA, DCF and DCR should not be considered as alternatives to net income attributable to ARLP, net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA, Adjusted EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, Adjusted EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

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	Three Months Ended		Six Months Ended		Three Months Ended	Year Ended
	June 30,		June 30,		March 31,	December 31,
	2019	2018	2019	2018	2019	2019E Midpoint

Net income attributable to ARLP	$58,070	$86,190	$334,498	$242,098	$276,428	$452,500
Depreciation, depletion and amortization	76,913	72,150	148,052	133,998	71,139	315,000
Interest expense, net	10,811	10,227	22,396	21,285	11,585	47,000
Capitalized interest	(238)	(296)	(492)	(561)	(254)	—
Income tax expense (benefit)	186	3	80	(7)	(106)	500
EBITDA	145,742	168,274	504,534	396,813	358,792	815,000
Settlement gain	—	—	—	(80,000)	—	—
Acquisition gain	—	—	(177,043)	—	(177,043)	(170,000)
Acquisition gain attributable to noncontrolling interest	—	—	7,083	—	7,083	—
Adjusted EBITDA	145,742	168,274	334,574	316,813	188,832	645,000
Interest expense, net	(10,811)	(10,227)	(22,396)	(21,285)	(11,585)	(47,000)
Income tax (expense) benefit	(186)	(3)	(80)	7	106	(500)
Estimated maintenance capital expenditures (1)	(55,901)	(45,850)	(118,970)	(95,325)	(63,069)	(231,400)
Distributable Cash Flow	$78,844	$112,194	$193,128	$200,210	$114,284	$366,100
Distributions paid to partners	$69,489	$69,047	$138,500	$137,443	$69,011	$278,800
Distribution Coverage Ratio	1.13	1.62	1.39	1.46	1.66	1.31

(1)

Our maintenance capital expenditures are those capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets.  We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon.  For the 2019 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $5.57 per ton produced compared to the estimated $4.72 per ton produced in 2018. Our actual maintenance capital expenditures fluctuate depending on various factors, including maintenance schedules and timing of capital projects, among others.  We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the SEC.

Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense" and Reconciliation of non-GAAP "Adjusted EBITDA" to "Segment Adjusted EBITDA" and "Segment Adjusted EBITDA" (in thousands).

Segment Adjusted EBITDA Expense includes operating expenses, coal purchases and other expense.  Segment Adjusted EBITDA Expense – Coal excludes expenses of our Minerals segment.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA and Adjusted EBITDA in addition to coal sales, royalty revenues and other sales and operating revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.

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	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2019	2018	2019	2018	2019

Operating expense	$314,273	$311,201	$617,001	$588,439	$302,728
Outside coal purchases	5,311	68	5,311	1,442	—
Other expense	13	542	142	1,389	129
Segment Adjusted EBITDA Expense	319,597	311,811	622,454	591,270	302,857
Minerals expenses	(1,765)	—	(3,592)	—	(1,827)
Segment Adjusted EBITDA Expense - Coal	$317,832	$311,811	$618,862	$591,270	$301,030
Divided by tons sold	10,216	10,488	20,537	19,886	10,321
Segment Adjusted EBITDA Expense per ton	$31.11	$29.73	$30.13	$29.73	$29.17

Segment Adjusted EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses, settlement gain and acquisition gain.  Segment Adjusted EBITDA – Coal excludes the contribution of our Minerals segment and equity securities income to allow management to focus solely on the operating performance of our coal segments.

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2019	2018	2019	2018	2019

Adjusted EBITDA (See reconciliation to GAAP above)	$145,742	$168,274	$334,574	$316,813	$188,832
General and administrative	19,521	17,026	37,333	33,677	17,812
Segment Adjusted EBITDA	165,263	185,300	371,907	350,490	206,644
Minerals segment	(11,098)	(4,652)	(20,230)	(8,240)	(9,132)
Equity securities income	—	(3,854)	(12,906)	(7,578)	(12,906)
Segment Adjusted EBITDA – Coal	$154,165	$176,794	$338,771	$334,672	$184,606
Divided by tons sold	10,216	10,488	20,537	19,886	10,321
Segment Adjusted EBITDA per ton	$15.09	$16.86	$16.50	$16.83	$17.89

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